Filed by Ardagh Metal Packaging S.A.

Pursuant to Rule 425 under the Securities Act of 1933

and deemed filed pursuant to 14a-12 under the

Securities Exchange Act of 1934

Form F-4 File No. (333-254005)

Subject Companies:

Ardagh Metal Packaging S.A.

Gores Holdings V, Inc.

(Commission File No. 001-39429)

The following is a Form 6-K filed by Ardagh Group S.A. on April 29, 2021.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 UNDER

THE SECURITIES EXCHANGE ACT OF 1934

For the month of April, 2021

Commission File Number: 001-38032

Ardagh Group S.A.

(Name of Registrant)

56, rue Charles Martel

L-2134 Luxembourg, Luxembourg

+352 26 25 85 55

(Address of Principal Executive Offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒       Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ☐

EXHIBIT INDEX

The following exhibit is filed as part of this Form 6-K:

Exhibit Number	Description
99.1	Press release on First Quarter 2021 Results dated April 29, 2021
99.2	Press release on dividend declaration dated April 29, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Ardagh Group S.A. has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:    April 29, 2021

Ardagh Group S.A.

By:	/s/ DAVID MATTHEWS
Name:	David Matthews
Title:	Chief Financial Officer